EXHIBIT 16

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4(a) of Form 8-K, dated February 12, 2004, of Media Sciences International, Inc. (the “Company”), and agree with the statements contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ WISS & COMPANY, LLP WISS & COMPANY, LLP

Livingston, New Jersey
February 12, 2004